EXHIBIT 5.1


                  [HOWARD & HOWARD ATTORNEYS, P.C. LETTERHEAD]


                                October 28, 1999



SECURITIES AND EXCHANGE COMMISSION
Filing Desk -- Stop 1-4
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20569-1004

            RE: CGB&L FINANCIAL GROUP, INC. -- REGISTRATION OF 9,900 SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, ON FORM S-8

Ladies and Gentlemen:

            We have acted as counsel to CGB&L Financial Group, Inc., Delaware corporation (the "Company"), in connection with the Company's filing of a Registration Statement on Form S-8 (the "Registration Statement") covering 9,900 shares of Common Stock, $.01 par value share (the "Common Stock"), to be issued pursuant to the CGB&L Financial Group, Inc. 1999 Stock-based Incentive Plan (the "Plan").

            In this connection, we have made such investigation and have examined such documents as we have deemed necessary in order to enable us to render the opinion contained herein.

            Based upon the foregoing, it is our opinion that those shares of Common Stock covered by the Registration Statement that are originally issued in accordance with the terms of the Plan and as contemplated in the Registration Statement and the Prospectus relating thereto, will, when so issued, be legally issued, fully paid and nonassessable.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        VERY TRULY YOURS,

                                        HOWARD & HOWARD ATTORNEYS, P.C.

                                        /s/ Theodore Eissfeldt

                                        THEODORE EISSFELDT